EXHIBIT 3.3

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

CytRx Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the corporation is CytRx Corporation.

2.	That a Certificate of Amendment to Restated Certificate of Incorporation of CytRx Corporation (the “Certificate”) was filed with the Secretary of State of Delaware on March 16, 2022 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: The first paragraph of Article FOURTH incorrectly states that the par value per share of CytRx Corporation preferred stock is $0.1 per share, when it should state that such par value is $0.01 per share.

4.	The Article FOURTH of the Certificate is corrected to read as follows:

“FOURTH. The total number of shares of all classes of stock that the corporation shall have the authority to issue is Sixty-Three Million Two Hundred Twenty-Seven Thousand Two-Hundred Seventy-Three (63,227,273), of which Sixty-Two Million Three Hundred Ninety-Three Thousand Nine Hundred Forty (62,393,940) shall be common stock, par value $0.001 per share (the “Common Stock”), and Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three (833,333) shall be preferred stock, par value $0.01 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, any qualifications, limitations or restrictions thereof.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 19th day of May, 2022.

By:	/s/ John Y. Caloz
Name:	John Y. Caloz
Title:	Chief Financial Officer